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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Concorde Gaming Corporation:


We consent to incorporation by reference in the registration statement (No. 33-52388) on Form S-8 of Concorde Gaming Corporation of our report dated November 21, 1997, except as to note 16 which is as of April 20, 1998, relating to the consolidated balance sheets of Concorde Gaming Corporation and subsidiaries as of September 30, 1997, and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the two-year period ended September 30, 1997, which report appears in the September 30, 1997, annual report on Form 10-KSB of Concorde Gaming Corporation.



                                                   KPMG Peat Marwick LLP

Minneapolis, Minnesota
April 20, 1998